UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 25, 2008

CoBiz Financial Inc.

(Exact name of registrant as specified in its charter)

Commission file number 001-15955

Colorado	84-0826324
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

821 17th Street Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

(303) 293-2265
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events

CoBiz Financial Inc. (the “Company”) intends to conduct a private placement of Subordinated Unsecured Promissory Notes Due 2018 (the “Notes”) which will be offered to certain of the Company’s directors, customers and shareholders.  The Company intends to offer a minimum of $5 million in aggregate principal amount, and a maximum of $30 million in aggregate principal amount (which maximum could be increased to $50 million in the Company’s sole discretion).  The Notes will bear a fixed, annual interest rate of 9.0%, will mature ten years after the date that the first Note is issued in connection with this offering and will pay interest quarterly.  The Notes can be prepaid at par without penalty at any time on or after the fifth anniversary of the date that the first Note is issued in connection with this offering.  Proceeds from the offering would be used for general corporate purposes. The Company plans on commencing the offering within the next week.

The Notes offered will not be and have not been registered under the federal securities laws or applicable state securities laws and may not be offered or sold in the United States absent registration thereunder or applicable exemptions from such registration requirements.  The Company intends to offer and sell the Notes pursuant to such exemptions.

This notice is being filed pursuant to Rule 135c promulgated under the Securities Act of 1933, as amended, and is neither an offer to sell, nor a solicitation of an offer to buy, any of the securities described in this notice, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CoBiz Financial Inc.
(Registrant)
Date:	July 25, 2008
\s\ Lyne Andrich
Lyne Andrich
EVP & CFO